Exhibit 21.1

List of GreenHunter Energy, Inc. Subsidiaries

GreenHunter Renewable Power, LLC, a Delaware limited liability company

GreenHunter Wind Energy, LLC, a Wyoming limited liability company

GreenHunter Mesquite Lake, LLC, a Delaware limited liability company

GreenHunter Water, LLC, a Texas limited liability company

Hunter Disposal, LLC, a Delaware limited liability company

Ritchie Hunter Water Disposal, LLC, a Delaware limited liability company

Hunter Hauling, LLC, a Texas limited liability company